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                                                                   Exhibit 10.19

                            MERCHANT BROKER AGREEMENT

         THIS MERCHANT BROKER AGREEMENT made this 20th day of April 2000, (hereinafter "Agreement") between QUAD CITY BANCARD, INC. (hereinafter "QCBI"), a Delaware corporation with its offices at 3551 7th Street, Suite L101, Moline, Illinois 61265, and ONLINE DATA CORP. (hereinafter "ISO/MSP"), a Delaware corporation, with its principal place of business at One Westbrook Corporate Center, Westchester, Illinois 60154.

                                    RECITALS

         WHEREAS, QCBI operates a Program through which participating merchants receive electronic credit card sales authorizations and settlements services, and

         WHEREAS, ISO/MSP is a business which markets electronic credit card programs to independent retail merchants on behalf of financial institutions and which believes itself to be capable of increasing the number of merchants participating in QCBI's Program, and

         WHEREAS, QCBI desires ISO/MSP to perform, and ISO/MSP desires to perform, certain marketing of the Program to merchants,

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants hereinafter set forth, and other consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

            1. DEFINITIONS: For the purposes of this Agreement and except as other specifically set forth herein, the following terms shall be defined as hereinafter set forth:

            A. ISO/MSP'S RESIDUAL INCOME: Shall mean the difference between the Processing Buy Rate as set forth in Exhibit "A" attached hereto and QCBI's Fees (being the total of the QCBI Merchant Fees and the Master Card/Visa Interchange Fees & Qualification Levels set forth in Exhibits "B" and "C" attached hereto, respectively).

            B. QCBI'S FEES: shall mean those fees and charges established by QCBI for Participating Merchants' access to and use of the services available under the Program (current itemization of which fees and charges are attached as Exhibits B and C incorporated herein by reference); and

            C. MERCHANT PROCESSING AGREEMENT: Shall mean that agreement in the form attached hereto as Exhibit F between QCBI and a

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Participating Merchant pursuant to which QCBI provides the Participating
Merchant electronic data capture services, including credit card sales authorizations and settlement services, including any amendments or revisions to that agreement which may be made by QCBI from time to time; and

            D. MERCHANT DISCOUNT FEES: are calculated by applying the then current Merchant Discount Rate to the Gross credit card sales transactions presented each month by the Participating Merchant to QCBI and adding all other fees and charges, if any, assessable to the Participating Merchant including those which are based on the gross number of items presented by the Participating Merchant to QCBI; and

            E. MERCHANT DISCOUNT RATE: shall mean that percentage of a Participating Merchant's monthly gross credit card sales that QCBI charges the merchant for its participation in the Program; and

            F. PARTICIPATING MERCHANT: shall mean any MERCHANT solicited by ISO/MSP who has been accepted by QCBI to participate in the Program, has paid any required fees and is currently participating in the Program; and

            G. THE "PROGRAM": shall mean an arrangement whereby Participating Merchants, using electronic data capture services provided by QCBI, obtain credit card sales authorization, accept credit card transactions and present such transactions electronically to QCBI for processing in accordance with the terms of a Merchant Processing Agreement.

            2.    RESPONSIBILITIES OF ISO/MSP

            A. ISO/MSP shall actively solicit independent merchants for participation in the Program and shall use its best efforts throughout the term of this Agreement to promote and maintain merchant participation in the Program, including providing to Participating Merchants ongoing customer support, service and response to all merchant inquiries; provided, however, that ISO/MSP shall not solicit any merchants who have current merchant agreements signed by a QCBI sales representative. Further, ISO/MSP shall not solicit merchants of the types described on Exhibit G (Restricted Merchant List) of this Agreement without prior approval by QCBI. Further, as requested by Visa and MasterCard Regulations, all merchants solicited, including the types described on Exhibit H (Qualified Merchant List), will be reviewed by QCBI on an individual basis and may be approved or declined by QCBI.

            B. ISO/MSP shall, during the term of the Agreement, comply in all respects with all laws, rules, regulations and other requirements applicable to:
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            (i)   MasterCard Member Service Providers, including without
      limitation all requirements under the rules and regulations promulgated from time to time by MasterCard International Incorporated ("MasterCard International Rules"); and

            (ii) Independent Sales Organizations/Nonmember Agent providing services to Visa members, including without limitation all obligations under the Visa U.S.A., Inc. Bylaws/Operating Regulations.

            ISO/MSP acknowledges that it has read and is aware of all the terms of the MasterCard/Visa Merchant Rules & Regulations, copies of which are attached hereto as Exhibit J. QCBI agrees to promptly provide ISO/MSP with copies of any revisions to the MasterCard/Visa Merchant Rules & Regulations from time to time.

            C. ISO/MSP shall for each merchant solicited for the program provide QCBI with a completed Merchant Processing Agreement (Exhibit F, with such revisions thereto as QCBI may require from time to time). The Merchant Processing Agreement must be signed by the owner or an authorized officer of the business. In addition, the Guaranty section of the Merchant Processing Agreement must be signed individually, and not on the behalf as a representative of the Merchant, by the person who is accepting liability for all debt owed to QCBI. Further, ISO/MSP shall conduct a pre-application investigation, including physical inspection of the Merchant's premises and shall have verified through such investigation that the Merchant conducts a legal bona fide business operation and has the proper facilities, equipment, and inventory, and where necessary, a license or permit to do business. Along with the completed Merchant Processing Agreement, ISO/MSP will provide photographs (unless waived in writing by QCBI on a case-by-case basis as to specific merchants) taken of the Merchant's premises, inventory or product, a Credit Bureau Report on owners, partners, officers or principals of the business, Personal Financial Statements of the owners or officer of the business, three most recent monthly statements from any previous and/or present credit card processor including the name(s) of the financial institution(s) with which the merchant has or had the agreement(s) and the reason for terminating the agreement(s), if applicable. Business financial statements may be required at QCBI's discretion.

            D. ISO/MSP shall disclose to each merchant solicited hereunder that it solicits the merchant's application for participation in the Program pursuant to a Merchant Processing Agreement to be made by and between Quad City Bank & Trust Company ("QCBT"), presently located in Moline, Illinois, 61265, and such merchant, and that QCBI, not ISO/MSP, will determine acceptance of the merchant for participation in the Program. ISO/MSP shall not represent that it has the power or authority to bind QCBI or QCBT; nor shall ISO/MSP act in any way that would give the impression it has the power or authority to bind QCBI or QCBT in any
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respect whatsoever. In soliciting merchants hereunder, ISO/MSP shall refrain from making any oral or written representations that vary from specifications, operating instructions or representations respecting the Program that have been specifically authorized and/or provided by QCBI. For each merchant that ISO/MSP proposes for acceptance into the Program, ISO/MSP shall submit to QCBI all applicable forms, fully completed and executed as appropriate, and such accurate and complete information regarding the merchant fees and information as may be required from time to time by QCBI for consideration of merchant participation in the Program, including but not limited to the Merchant Processing Agreement (Exhibit F, with such revisions thereto as QCBI or QCBT may require from time to time).

            E. ISO/MSP shall be responsible for providing and installing all electronic terminal hardware and software at a Participating Merchant's location(s), which is necessary to transmit sales authorizations and transaction data in accordance with QCBI criteria. Further, ISO/MSP shall be responsible for providing Participating Merchants with proper instructions on all aspects of the operation of the Program and the operation and care of all electronic terminal hardware and software supplied in connection with the Program. ISO/MSP understands and agrees that for each model of electronic terminal hardware and software installed by ISO/MSP at a Participating Merchant locations(s), QCBI must approve all programming and the telecommunication network to be used in connection therewith prior to their use by the Participating Merchant so as to assure its compatibility with QCBI's process.

            F. ISO/MSP shall be responsible for verifying the proper authorization and execution of all Merchant Processing Agreements produced and submitted to QCBI hereunder. All Merchant Processing Agreements shall be executed by authorized signatories who are officers, general partners, principals, proprietors or owners, as appropriate, of their respective forms of business organization.

            G. ISO/MSP shall establish a settlement account ("settlement account") at a financial institution through which QCBI may automatically credit any compensation due (or payable) under the terms of this agreement. ISO/MSP agrees to sign such additional documents or authorizations, including any automated clearing house ACH authorization, as are necessary to permit QCBI to make such automatic credits to settlement account.

            H. ISO/MSP shall be liable to QCBI for one hundred percent (100%) of any and all losses, liabilities, damages, costs, fines or expenses, including reasonable attorney's fees, incurred by QCBI as a result of activities of Participating Merchants in the Program. Also, ISO/MSP shall be liable to QCBI for one hundred percent (100%) of any losses, liabilities, damages, costs or expenses, including reasonable attorney's fees, as well as one hundred percent (100%) of any fines assessed by American Express, incurred by QCBI related to ISO/MSP's merchants
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participating in the American Express program. (Note: QCBI shall passthrough to
ISO/MSP all income paid to QCBI by American Express for ISO/MSP's merchants participating in the program.

            The liability of ISO/MSP hereunder shall be secured by a irrevocable bank letter of credit, drawn on a commercial bank acceptable to QCBI and containing such terms and conditions as may be acceptable to QCBI, all in the sole discretion of QCBI, which letter of credit shall be in the amount of One Million Dollars ($1,000,000.00). Such letter of credit shall exist for a two (2) years term commencing with the date of execution of this Agreement, and shall provide for subsequent automatic renewals for additional twelve (12) month terms as this Agreement automatically renews for subsequent twelve (12) month terms as provided in Section 10(A) hereof. It is the intention of the parties that such letter of credit always be in place for the term of their Agreement as it maybe extended from time to time, plus twelve (12) months. QCBI shall have the right to draw on such letter of credit from time to time as necessary to reimburse QCBI for any losses, liabilities, damages, costs or expenses, including reasonable attorney's fees, which are the obligation of ISO/MSP pursuant to the terms of the preceding paragraph or paragraph 6 of this. Agreement. In the event of any draws on such letter of credit, ISO/MSP shall have the obligation to secure and provide to QCBI within thirty (30) days after such draws supplemental letters of credit, in form and substance acceptability to QCBI, so as to replenish the letters of credit available to QCBI hereunder to a level of One Million Dollars ($1,000,000). In addition to such letter of credit, the obligations of ISO/MSP pursuant to the terms of the preceding paragraph and paragraph 6 of this Agreement shall be secured by the, pledge of ISO/MSP Residual Income provided in this Agreement.

            All of ISO/MSP's Residual Income shall be subject to setoff from time to time in the discretion of QCBI for liabilities owing to QCBI from ISO/MSP. If ISO/MSP's monthly compensation is not sufficient to cover losses, ISO/MSP agrees to pay to QCBI such liability share of the losses monthly as they occur. QCBI may draw on ISO/MSP's letter of credit from time to time to satisfy ISO/MSP's obligations to QCBI hereunder. QCBI shall have, and ISO/MSP hereby grants to QCBI, a security interest in ISO/MSP's Residual Income, which security interest shall be a first and prior security interest superior to the rights, liens or interests of ISO/MSP or any of its creditors. ISO/MSP shall deliver to QCBI such UCC Financing Statements as QCBI shall from time to time request to evidence and perfect QCBI's security interest in such ISO/MSP Residual Income.

            In the event of ISO/MSP sustaining losses that have not been reimbursed to QCBI, either by a draw on ISO/MSP's letter of credit or an offset of monthly residual income, ISO/MSP and its affiliates, stockholders, officers, directors, agents and successors agree that they will not in any manner, directly or indirectly, solicit or contract with such current merchants or new merchants for
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purposes of providing any merchant credit card services to such merchants except through QCBI under this Merchant Broker Agreement until such time as QCBI has been fully reimbursed. Further, in such event, then notwithstanding any contrary provision hereof regarding the term of this Agreement, this Agreement, unless sooner terminated by QCBI at its option, shall remain in full force and effect until QCBI has been fully reimbursed. The parties agree that QCBI has no adequate remedy at all for the enforcement of this non-solicitation covenant and may enforce the same by injunction proceedings in the. event of breach thereof by ISO/MSP or its affiliates, stockholders, officers, directors, agents or successors.

            I. ISO/MSP shall upon request submit to financial and procedural audits and/or reviews by Visa, U.S.A., Inc., MasterCard International, QCBI, and/or their designees, and in this regard, shall make its premises, books and records available at reasonable times for such purposes. In addition, upon request by QCBI, Visa U.S.A., Inc., MasterCard International, or their designees for records, documents and/or other materials containing merchant records and/or data, ISO/MSP shall make the requested documents, records and/or materials available promptly but in no event later than seven (7) business days after receipt of the request.

            J. ISO/MSP shall during the term of this Agreement have the continuing obligation to disclose to QCBI the identity and location of all of its sales locations and the identity and location of any other Member Service Provider, Independent Sales Organizations/Nonmember Agent or independent party performing part or all of the services to be provided by ISO/MSP hereunder. Attached to this Agreement as Exhibits K and L, respectively, are the identities and locations of

            (i)   ISO/MSP's existing sales locations (Exhibit K); and

            (ii) Member Service Providers, Independent Sales Organizations and independent parties performing part of the services provided by ISO/MSP hereunder (Exhibit L).

            ISO/MSP shall make additions or deletions, as appropriate, to Exhibits K and L as and when the information contained therein becomes inaccurate or incomplete; provided, however, that ISO/MSP shall not without QCBI's prior consent employ any Member Service Providers, Independent Sales Organizations and/or independent parties to perform any part of the services to be provided hereunder or change or enlarge the area within which it solicits merchants for participation in the Program.

            K. ISO/MSP shall pay to QCBI fifty percent (50%) of the initial ISO/MSP registration fees related to ISO/MSP required by both Visa U.S.A., Inc.
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and MasterCard International, Inc. Subsequent year's annual renewal fees will be paid fifty percent (50%) by ISO/MSP throughout the term of this Agreement.

            L. ISO/MSP shall not combine services it is authorized to provide on behalf of QCBI with other services unrelated to the services offered by QCBI without the express written consent of QCBI.

            M. ISO/MSP shall obtain written approval from QCBI for use of all marketing materials for the Program, prior to the use of any such material.

            3.    RESPONSIBILITIES OF QCBI

            A. ISO/MSP shall provide the forms required for arranging merchants' participation in the Program, which forms shall be subject to approval by QCBI. The Merchant Processing Agreement (Exhibit F, with such revisions thereto as QCBI or QCBT may require from time to time) shall be composed in such a manner as to include the merchant application information required by QCBI to underwrite the account. Such information shall include, Activity Summary, Merchant Information, Principal(s), Trade References, Merchant Site Survey Report, Terminal Information, Discount Rates and Fees, Electronic Debit/Credit Authorization, Individual Guaranty and Merchant Acceptance Signature(s). QCBI reserves the right to supplement or amend information requirements.

            B. QCBI will pay to ISO/MSP the estimated amount of ISO/MSP's Residual Income for the previous calendar month's activity, less the estimated amount of ISO/MSP obligations under Section 2(H) hereof, ISO/MSP losses under
Section 6 hereof, and ACH rejects, by the fifth (5th) regular business day of the next calendar month. Final pay outs and adjustments of the previous calendar month's income shall occur within five (5) business days following receipt of billings applicable to such previous calendar month from the QCBI vendors listed on Exhibit I, which list may be amended from time to time, but in any event within thirty (30) days following the last day of such previous calendar month.

            C. QCBI shall provide the following information to ISO/MSP for each month, by the 25th day of the following month:

            1.    The total number of Participating Merchants; and

            2. The gross and net dollar amount of credit card sales transactions processed by each Participating Merchant and the gross and net dollar amount of credit card sales transactions processed by all Participating Merchants; and

            3. The total Merchant Discount Fees collected from each Participating Merchant and the Merchant Discount Fees collected from all Participating Merchants.
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QCBI agrees to provide to ISO/MSP merchant level detail reporting by interchange category at such time as such reporting detail is available from QCBI's regular vendor.

            D. QCBI shall provide clearing and settlement of participating merchant deposit services with respect to processing credit card sale transactions, interchange and authorizations in accordance with the terms of the Merchant Agreement and the operating regulations of VISA, MasterCard, QCBI and/or such other proprietary card used by QCBI, as applicable. QCBI will transmit to the Chicago Federal Reserve an automated clearing house demand deposit transaction, for each merchant, for the net of all electronic transactions received one business day previously for such merchant and any adjustments made by QCBI for balancing, chargebacks, discount fees, membership fees, monthly fees or suspicious merchant activity.

            E. Within two (2) business days of QCBI's receipt of a proposed merchant membership application submitted with all documentation and information required under Section 2.D. and properly executed as required by Section 2.F. hereof, QCBI shall approve or deny the proposed merchant membership application, and if approved provide to ISO/MSP a merchant identification number (MID), or notify ISO/MSP that the proposed merchant membership application has been rejected or is pending while waiting for additional information. QCBI, in its discretion may provide ISO/MSP with an inventory of MID's which ISO/MSP may assign to new merchants; provided however, that ISO/MSP shall submit the merchant's application and all related required materials to QCBI by three (3) business days following ISO/MSP's assignment of the MID to such merchant so that QCBI can timely make a credit decision before allowing charges on such assigned MID. Notwithstanding assignment of a MID to a new merchant, no funds will be released to such merchant by QCBI until QCBI has received and approved the merchant's application.

            F. QCBI will provide merchant processing as itemized and priced per Exhibits A through F to this Agreement. QCBI reserves the right to change or amend Exhibits A, B and F should there be a change in QCBI's costs from Visa, MasterCard International or QCBPs vendors. QCBI shall provide a written explanation and pertinent supporting documentation to ISO/MSP of any changes to Exhibits A through E. Any change shall be effective upon written notice to ISO/MSP of such change or amendment. The Exhibit(s) as revised shall be effective upon ISO/MSP's receipt of written notice thereof. Nothing contained in this Section 3.F. shall limit ISO/MSP's right to impose on Participating Merchant such reasonable charges as it may establish for supplying Participating Merchants with electronic hardware and associated items used by Participating Merchants in connection with the Program.
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            G.    QCBI reserves the right with the prior written consent of
ISO/MSP from time to time to make such extraordinary assessments and/or service charges to the Participating Merchants as QCBI determines necessary or appropriate and as otherwise permitted by the Merchant Processing Agreement. In the event that such extraordinary and/or assessments are levied, such charges shall be split equally between QCBI and ISO/MSP, unless otherwise agreed in writing by ISO/MSP and QCBI.

            H. If approved by Visa and by MasterCard International, QCBI shall segregate ISO/MSP's merchants into a BIN (i.e. 6 digit code which identifies QCBI) and an ICA (i.e. 4 digit code which identifies QCBI's processor) separate from those used by QCBI for merchants not covered by this Agreement.

            I. During the term of this Agreement and for three (3) years following termination of this Agreement, or for as long as ISO/MSP is earning processing residuals, QCBI shall not directly solicit the processing service of any of ISO/MSP's merchants processed by QCBI hereunder existing at the term of termination of this Agreement.

            J. ISO/MSP upon termination of this Agreement and payment in full of all stuns due QCBI shall have the right to transfer and assign all Merchant Agreements to a subsequent acquirer. QCBI agrees to cooperate with the assignment of the Merchant Agreements and execute all documents and perform all acts reasonably requested by ISO/MSP or the subsequent acquirer in order to affect said transfer and assignment of said Agreements. ISO/MSP hereby agrees to pay any and all costs reasonably incurred by QCBI for the aforementioned assignment.

            4.    ISO/MSP'S WARRANTIES

            A. ISO/MSP will cooperate with QCBI to allow QCBI to submit to Visa Risk Management and Security a fully completed and executed agent registration and certification for ISO/MSP and to register ISO/MSP with Visa as an Independent Sales Organization/Nonmember Agent. ISO/MSP is now, and at all times during the terms of Agreement will be, in full compliance with all laws, rules and regulations governing Independent Sales Organizations/Nonmember Agents including without limitation, the Visa U.S.A., Inc., Bylaws/Operating Regulations.

            B. ISO/MSP will cooperate with QCBI to allow QCBI to register ISO/MSP as a Member Service Provider with MasterCard International. ISO/MSP is now, and at all times during the term of this Agreement will be, in fall compliance with all of its obligations under the standard MasterCard Member Service Provider Agreement and is now, and at all times during the term of this Agreement will be, in full compliance with all laws, rules and regulations governing MasterCard Member Service Providers, including, without limitation the MasterCard International Rules.
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            5.    MERCHANT DISCOUNT

            A. ISO/MSP shall propose to QCBI for each potential Participating Merchant an initial Merchant Discount Rate by indicating the proposed initial Merchant Discount Rate on that merchant's application and Merchant Processing Agreement. However, QCBI shall not be bound to accept or continue any proposed Merchant Discount Rate or fees and shall have the absolute right to reject, terminate and/or substitute a different rate or different fees acceptable to QCBI, acceptance of which by the merchant shall be a precondition to participation in the Program.

            B. Subject to Paragraph 5A., above, ISO/MSP may, in good faith, propose to change the Merchant Discount Rate of any Participating Merchant at any time, provided, however, that no change in any Merchant Discount Rate shall be effective until approved by QCBI and until one (1) month following the month in which notice of any approved change is given to such Participating Merchant. All notices to affect Participating Merchant shall be made through QCBI. Any costs associated with a Notice of Change in Merchant Discount Rates shall be paid by ISO/MSP. QCBI shall have the absolute right to control the content of any Notice to Participating Merchants.

            6.    RESPONSIBILITIES AND INDEMNIFICATION

            A. QCBI shall have the recourse from ISO/MSP for one hundred percent (100%) of any loss, liability, damage, cost or expense, including reasonable attorney's fees, due directly or indirectly, whether in whole or in part, to negligence, willful or wanton misconduct or fraudulent act of ISO/MSP, its agents, and independent contractors. QCBI shall have the right to set off any such loss, liability, damage, cost or expense against payments due to ISO/MSP under this Agreement. Should such loss exceed monthly payments due, ISO/MSP shall immediately reimburse QCBI as provided in Section 2(H) of this Agreement.

            B. ISO/MSP shall indemnify, defend, and hold QCBI, its employees, officers, directors, agents, corporate parent and affiliates, MasterCard International Incorporated, and its members, and Visa U.S.A. Inc., and its members harmless against any and all liability, loss, damage, cost or expense, including reasonable attorneys' fees, which any one of them may incur which arises from and/or is directly or indirectly related or attributable to:

            (i) Any act or omission by ISO/MSP, its agents or independent contractors in connection with the performance of duties and responsibilities undertaken pursuant to this Agreement or any other requirement established by QCBI in connection with the services to be rendered by ISO/MSP hereunder; or
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            (ii)  Any failure to comply with the MasterCard International Rules, as amended from time to time; or

            (iii) Any failure to comply with the Visa U.S.A., Inc. Bylaws/ Operating Regulations, as amended from time to time.

QCBI shall have the right to set off any such loss, liability, damage, cost or expense against payments due to ISO/MSP under thus Agreement. Should such loss exceed monthly payments due, ISO/MSP shall immediately reimburse QCBI as provided in Section 2(H) of this Agreement.

            C. QCBI and ISO/MSP shall each timely notify the other of any suit or threat of suit (except with respect to the threat of suit either party might institute against the other) related in any way to this Agreement or the failure of either party to perform in accordance with the terms and conditions of this Agreement.

            D. In the event of default under a Merchant Processing Agreement by the merchant, ISO/MSP shall have the right and responsibility to enforce through litigation or otherwise, the obligations of the Merchant pursuant to the Merchant Processing Agreement and QCBI agrees to cooperate with ISO/MSP relative thereto. In the event of default under a Merchant Processing Agreement by the merchant and upon payment to QCBI by ISO/MSP of all amounts due QCBI occasioned by such default, QCBI hereby sells, assigns and transfers all right, title and interest in and to said Merchant Processing Agreement to ISO/MSP for all purposes, including but not limited to enforcement of QCBI's rights under the Merchant Processing Agreement.

            7.    APPROVAL OF MERCHANT APPLICATIONS

            A. QCBI, in its sole discretion, shall approve or disapprove each merchant application submitted by ISO/MSP.

            B. QCBI may cancel or terminate any Merchant Processing Agreement at any time and for any reason in accordance with the terms of the Merchant Processing Agreement. QCBI shall cancel any Merchant Processing Agreement which ISO/MSP directs QCBI in writing to cancel because of bona fide credit concerns pertaining to such merchant specified in the written direction from ISO/MSP.

            8.    CONFIDENTIALITY

            A. In order to implement this Agreement, QCBI and ISO/MSP may receive and have access to certain information belonging to the other party that the other party may designate as "Confidential Information." QCBI and ISO/MSP agree
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that all such Confidential Information is and shall remain the property of the party providing the information and the party receiving or gaining access to the information shall use all reasonable and prudent means to safeguard such Confidential Information, including all means required by law. Furthermore, neither QCBI nor ISO/MSP shall copy, publish, disclose to others, or use such "Confidential Information" for any purpose other than the fulfillment of its obligations under this Agreement or where required by law.

            B. QCBI and ISO/MSP understand and agree that the use or disclosure of such Confidential Information by the other party in a manner inconsistent with this Agreement or the failure to return such information upon the termination of this Agreement will cause the other party irreparable damage for which there is no adequate remedy at law and agree that the other party shall have the right to equitable and injunctive relief to prevent any unauthorized use or disclosure or to require return of such information.

            C. A designation as Confidential Information shall not apply to any information which:

            (i) is contained in a generally available publication bearing a date prior to the date negotiations begin on this Agreement, or is otherwise generally known to the public or other than as a result of improper action by QCBI or ISO/MSP, or their independent contractors; or

            (ii) is known to QCBI or ISO/MSP from a source independent of any gained as a result of this Agreement; or

            (iii) is required to be furnished to QCBI's or ISO/MSP's independent accounting firm for audit purposes; or

            (iv) is required to be furnished to Visa/MasterCard, or any federal, state or local governmental agency for regulatory purposes.

            9.    USE OF TRADEMARKS

            A. ISO/MSP agrees that it shall have no right to use and shall not use any trademark, service mark, trade name or any other proprietary designations owned or licensed by QCBI without specific prior written consent of QCBI. ISO/MSP shall not name QCBI in advertisements or as a reference without the express written permission of QCBI. QCBI agrees that it shall have no right to use and shall not use any proprietary designations of ISO/MSP without specific prior written consent of ISO/MSP.

            B. ISO/MSP shall not use any Visa or MasterCard trademarks, service marks, trade names, logos or other proprietary designations ("Marks") on any materials used by it in connection with its performance under this Agreement,
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except as QCBI's Agent and as expressly authorized in writing by QCBI, and only if QCBT is prominently identified by name and location (Bettendorf) adjacent to the Mark(s) and the Agent is either not identified or is identified as QCBI's Agent. ISO/MSP shall not use any Marks in a manner that suggests that ISO/MSP is a MasterCard or Visa member. ISO/MSP shall not authorize or permit the use of any Marks in any manner by any of its agents or any third party. All solicitation materials used by ISO/MSP in connection with its performance hereunder shall clearly disclose that the contemplated Merchant Agreement will be between QCBI and the merchant receiving the solicitation materials. ISO/MSP's use of Marks hereunder shall at all time accord and be in compliance with the MasterCard International Rides and the Visa U.S.A. Bylaws/Operating Regulations.

            C. Upon termination of this Agreement any and all rights of ISO/MSP to use the Marks or trademarks, service marks, trade name or other proprietary designations of QCBI shall terminate simultaneously.

            10.   TERMS AND TERMINATION

            A. Except as otherwise provided herein, the term of this Agreement shall be for a period of one (1) year commencing on the date first above written. Thereafter, this Agreement shall automatically renew for consecutive, additional one (1) year terms unless either party shall provide the other party written notice of non-renewal at least ninety (90) days prior to the commencement of any additional one (1) year term.

            B.    NOTWITHSTANDING THE FOREGOING

            (i) Should this Agreement expire or be terminated by either party, it is understood that 100% of the merchants participating in the program belong to ISO/MSP, except as otherwise provided in Section 2(H) hereof. Upon termination, except as otherwise provided in this agreement, ISO/MSP is free to move the merchants to another processor. However, upon termination of this agreement and movement of the merchants to another processor, all reasonable and necessary costs associated with the move must be paid to QCBI by ISO/MSP in advance; or

            (ii) Either party, if in substantial compliance with its obligations under this Agreement, may immediately terminate this Agreement, if the other party defaults by failing to comply with any material term or condition of this Agreement, upon thirty (30) days prior written notice of default, and failure of the defaulting party to cure the default within said thirty (30) day period; provided there shall be no right to cure a failure by ISO/MSP to timely pay all stuns owing under this Agreement to QCBI; or

            (iii) this Agreement shall terminate at such time as all Merchant Processing Agreements have expired or been canceled or terminated; or

            (iv) this is an Agreement for certain unique services. This agreement shall terminate automatically

                  a.    in the event of either party's insolvency; or

                  b. in the event proceedings for receivership, voluntary or involuntary bankruptcy are commenced against either party; or

                  c. in the event of an assignment for the benefit of either party's creditors, or

                  d. in the event a substantial part of either party's property is or becomes subject to any levy, seizure, assignment, or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter.

            (v) This agreement terminates automatically if QCBI's MasterCard membership or license is terminated; if QCBI's Visa membership or license is terminated; if Visa U.S.A., Inc. or MasterCard International Incorporated prohibits ISO/MSP from providing services related to Visa or MasterCard products. In the event that Visa U.S.A., Inc. or MasterCard International Incorporated prohibits any of ISO/MSP's employees, agents or independent contractors from providing services to Visa or MasterCard products, then QCBI shall have no continuing obligation to provide services hereunder to any such employees, agents or independent contractors

            (vi) This Agreement may be terminated upon twenty-four (24) hours prior notice by QCBI if ISO/MSP or any Member Service Provider, Independent Sales Organization/Nonmember Agent or independent party providing the services required hereunder breaches any MasterCard International Rule or any provision of Visa U.S.A., Inc. Bylaws/Operating Regulations that is applicable to the services provided hereunder.

            (vii) The obligations of ISO/MSP to QCBI in Section 2(H) and Section 6 hereof shall be continuing, notwithstanding termination of this Agreement.

            C. Except as prohibited by Visa or MasterCard International, QCBI agrees to continue to compensate ISO/MSP for all amounts due ISO/MSP under the terms of this Agreement for as long as a Participating Merchant continues to process through QCBI and as long as ISO/MSP continues to provide customer support, service and response to inquiries. This provision shall survive termination of this Agreement.

            D. In the event that the performance by either party pursuant to this Agreement is determined to be illegal or in violation of any federal, state or local law, ordinance, or regulation, said party shall use its best efforts to cure the illegality or violation, by operation of Section 17, below, or otherwise, as soon as possible, but not later than thirty (30) days from such notification of illegality or violation. If such cure, is not effected or if cure is impossible, the other party may terminate this Agreement immediately upon written notice.

            11.   RELATIONSHIP OF THE PARTIES

            In performing their responsibilities pursuant to this Agreement, the parties are in the position of independent contractors. ISO/MSP shall have no authority to and shall not incur obligations of any kind in the name of or for the account of QCBI. Nothing in this Agreement is intended to create, nor shall anything herein be construed as creating a partnership or an employment relationship between QCBI and ISO/MSP.

            12.   ASSIGNMENT

            ISO/MSP shall not assign or sell, either expressly or by operation of law, or delegate any of its rights or obligations under this Agreement without QCBI's prior written consent, which consent shall not be unreasonably withheld. Any such assignment or delegation without consent shall be void and no assignment, sale or delegation, whether with or without QCBI's consent shall excuse ISO/MSP from continuing liability under this Agreement. QCBI shall not assign or sell or delegate any of its rights or obligations under this Agreement without ISO/MSP's prior written consent, which consent shall not be unreasonably withheld. Provided, however, that either party may make such an assignment or sale or delegation to its parent organization, to any subsidiary or affiliate, or to any entity which acquires substantially all of the stock or assets of such party without consent, so long as the successor entity assumes in writing the obligations hereunder, has the same or better credit strength as the party, and such assignment shall not excuse the party from continuing liability under this Agreement. ISO/MSP shall have no right to sub-contract, sub-lease, license, franchise, or in any other manner attempt to extend to any third party any right or obligation of ISO/MSP in connection with the Program, without QCBI's prior written consent, which consent shall not be unreasonably withheld.

            13.   SUCCESSORS AND ASSIGNS

            This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of ISO/MSP and QCBI subject the terms of Section 12 above.

            14.   SURVIVAL OR OBLIGATIONS AND REMEDIES

            The rights, obligations, remedies, and stipulations set forth in Sections 2.G, 2.H, 2.I, 3.B, 3.C, 3.D, 6, 7.B, 8, 10.B, 10.C, 12, 14, 15, 16,17
and 18 of this Agreement shall survive termination of this Agreement.

            15.   CONFLICTING PROVISIONS

            In the event of any inconsistency between any provision of this Agreement and the MasterCard International Rules or the Visa U.S.A., Inc. Bylaws/Operating Regulations, the provisions contained in the MasterCard International Rules or Visa U.S.A., Inc. Bylaws/ Operating Regulations, as appropriate, shall control.

            16.   GOVERNING LAW

            This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

            17.   JURISDICTIONS AND VENUE

            The exclusive venue for any legal proceedings commenced with respect to any issue arising out of or relating to this Agreement, including without limitation the breach thereof, shall be the Circuit Court for Rock Island County, Illinois. The parties hereto specifically consent and agree to venue and jurisdiction in the Circuit Court for Rock Island County, Illinois.

            18.   NOTICES.

            Any notice required or permitted by this Agreement to be given to either party by the other, shall be given by personal delivery to such party, or by United States registered or certified mail, postage prepaid, return receipt requested and addressed to:

            IF TO ISO/MSP:

            Online Data Corp.
            Suite 640
            One Westbrook Corporate Center
            Westchester, IL 60154
            Attention: President

            WITH A COPY TO:

            James Karras
            Kelly & Karras, Ltd.
            Terrace Oaks, Suite 330
            South 660 Midwest Road

            Oakbrook Terrace, IL 60181

            IF TO QCBI:

            Quad City Bancard, Inc.
            3551 - 7th Street, Suite L101
            Moline, Illinois 61265
            Attention: President

            WITH A COPY TO:

            Terry M. Giebelstein
            LANE & WATERMAN
            220 N. Main Street, Suite 600
            Davenport, IA 52801

Any such mailed notice shall be deemed given two (2) regular business days (excluding Saturdays, Sundays and Holidays) after deposit in the mail.

            19.   NO IMPLIED WAIVER

            No failure by QCBI to insist upon strict performance of any term or obligation set forth in this Agreement or to exercise any right or remedy under this Agreement, nor acceptance of full or partial performance during continuance of default hereunder, shall constitute a waiver of any such term, obligation, right or remedy, or a waiver of any such default by QCBI.

            20.   SEVERABILITY

            Should any provision of this Agreement contravene any law, or valid regulation or rule of any regulatory agency or self regulatory body having jurisdiction over either party hereto or should any provision of this Agreement otherwise be held invalid, or unenforceable by a court or other body of competent jurisdiction, then each such provision shall be automatically terminated and performance hereof by both parties waived, and all other provisions of this Agreement then in effect shall nevertheless remain in full force and effect.

            21.   INCORPORATION BY REFERENCE

            Each Exhibit referred to herein and attached here to is hereby expressly incorporated herein in its entirety and made a party of this Agreement.

            22.   CONSTRUCTION

            Captions contained in this Agreement are for convenience only and do not constitute a limitation of the terms hereof. Each party has had a full opportunity to review this Agreement with counsel; accordingly, the parties agree that any rule of construction that an agreement shall be construed against the drawer of such agreement shall be waived and shall have no application in the interpretation or construction of this Agreement.

            23.   FORCE MAJEURE

            Any delay in the performance of either party hereto of its obligations hereunder, except however, ISO/MSP's performance of its financial obligations to QCBI owing under Sections 2(H) and 6 hereof, shall be excused when such delay in performance is due to a cause or event beyond the reasonable control of such party, including without limitation any act of God; any fire, flood or weather condition; any earthquake; any riot or explosion; provided, however, that written notice thereof must be given by such party to the other party within ten (10) days after the occurrence of such cause or event.

            24.   ENTIRE AGREEMENT

            Each party hereto has read this Agreement, understands it and agrees to be bound by its terms and conditions. This Agreement supersedes all prior verbal and written agreements between the parties and constitutes the complete and exclusive statement of the terms and conditions between the parties covering the performance hereof, and except as otherwise stated in this Agreement, it cannot be altered, amended or modified except in a writing executed by a duly authorized representative of each party.

            IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals effective as of the day and year first above written.

ONLINE DATA CORP.                         QUAD CITY BANCARD, INC.


By:  /s/ John Rante                       By:  /s/ John Schricker
     -----------------------------------       --------------------------------

      Title: President                                Title: President

                  FIRST AMENDMENT TO MERCHANT BROKER AGREEMENT

      This First Amendment to Merchant Broker Agreement is made this 19th day of April, 2002, by and between QUAD CITY BANCARD, INC., a Delaware corporation ("QCBI") and ONLINE DATA CORP., a Delaware corporation ("ISO/MSP"):

      WHEREAS, QCBI and ISO/MSP are parties to a certain Merchant Broker Agreement dated April 20, 2000 (the "Merchant Broker Agreement"); and

      WHEREAS, the Merchant Broker Agreement, pursuant to its terms, expired on April 20, 2001, but automatically renewed for an additional one year term ending April 20, 2002; and

      WHEREAS, each party has heretofore given a notice of non-renewal to the other party at least 90 days prior to April 20, 2002 thereby preventing renewal of the Merchant Broker Agreement for an additional one year term; and

      WHEREAS, notwithstanding their prior notices of non-renewal, the parties hereto desire to extend the term of said Merchant Broker Agreement for successive 30-day terms on the terms hereinafter stated.

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

      1. The term of the Merchant Broker Agreement is hereby extended on a month-to-month basis on the same terms and conditions set forth in the said Merchant Broker Agreement.

      2. The Merchant Broker Agreement shall extend for successive one month terms hereafter, unless either party shall provide the other party written notice of non-renewal at least thirty (30) days prior to the commencement of any additional one month term. For purposes hereof, the monthly anniversary date shall be the 20th day of each month. Accordingly, to prevent renewal for an additional month commencing on the 20th day of the month, notice of non-renewal shall be provided to the other party by not later than the 20th day of the preceding month.

      3. In all other respects, except as herein amended, the said Merchant Broker Agreement is ratified and confirmed.

QUAD CITY BANCARD. INC.                         ONLINE DATA CORP.

by:  /s/ John W. Schricker                      by:  /s/ John Rante
   -------------------------------------           -----------------------------
     John Schricker, its President                   John Rante, its President